Filed pursuant to Rule 424(b)(3)
SEC File No. 333-151013

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and they are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 3, 2009

Preliminary Prospectus Supplement

(to Prospectus dated June 9, 2008)

3,000,000 Shares

Common Stock

We are offering 3,000,000 shares of our common stock in this offering. Our common stock is quoted on the NASDAQ Global Select Market under the symbol “UDRL.” On June 2, 2009, the closing price for our common stock, as reported on the NASDAQ Global Select Market, was $10.19 per share.

You should carefully consider the discussion under “Risk Factors” beginning on page S-3 of this prospectus supplement and each of the risk factors described under “Risk Factors” on page 2 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Public Offering Price	$	$
Underwriting Discounts and Commissions	$	$
Proceeds to Union Drilling (Before Expenses)	$	$

Delivery of the common stock is expected on or about June , 2009. We have granted the underwriter an option to purchase up to 450,000 additional shares of common stock at the public offering price, less the underwriting discount within 30 days from the date of this prospectus supplement to cover over-allotments.

Jefferies & Company

Prospectus supplement dated June     , 2009.

About this Prospectus Supplement

This prospectus supplement is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this process, we are offering to sell our common stock using this prospectus supplement and the accompanying prospectus. The prospectus supplement describes the specific terms of this offering of common stock. The accompanying prospectus gives more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.” If the description of this offering varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in the prospectus supplement.

You should rely only on the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus supplement, the accompanying prospectus or any pricing supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus supplement, the accompanying prospectus and any pricing supplement is accurate only as of the date of such document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

Forward-Looking Statements

Information in this prospectus supplement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. These forward-looking statements can be identified by the use of words such as “believes,” “estimates,” “could,” “possibly,” “probably,” “anticipates,” “projects,” “expects,” “may,” “will,” or “should” or other variations of similar words.

The forward-looking statements contained in this prospectus supplement are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions that the forward-looking statements contained or incorporated by reference in this prospectus supplement are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us, or persons acting on our behalf. The risks, contingencies and uncertainties relate to, among other matters, the following:

•	our future financial and operating performance and results;
•	our business strategy;
•	continued availability of qualified personnel;
•	sources and availability of funds necessary to conduct operations and complete acquisitions;
•	industry trends;
•	the continued strength or weakness of the contract land drilling industry in the geographic areas in which we operate;
•	decisions about onshore exploration and development projects to be made by oil and gas companies;
•	our plans and forecasts;
•	fluctuations in demand for, and market prices of, oil and natural gas;
•	any material reduction in the levels of exploration and development activities in our areas of operations;
•	expense of current or future litigation;
•	risks associated with drilling wells;
•	operating difficulties related to drilling for natural gas, including unfavorable weather conditions;
•	competition and the highly competitive nature of our business;
•	availability, terms and deployment of capital;
•	general economic and business conditions;
•	governmental regulations, particularly relating to the environment and workplace safety;
•	terrorist attacks or war; and
•	fluctuations in interest rates.

These forward-looking statements are based on our current beliefs, assumptions and expectations, taking into account information that we reasonably believe to be reliable. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained or incorporated by reference in this prospectus supplement to reflect any change in our expectation with regard thereto or any change in events, conditions or circumstances on which any statement is based.

Prospectus Supplement Summary

This summary highlights information appearing in other sections of this prospectus supplement or the accompanying prospectus. It may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the financial statements and the notes to those financial statements contained in those documents.

In this prospectus supplement, “Union Drilling,” “we,” “our,” and “us” refer to Union Drilling, Inc.

Our Business

We provide contract land drilling services and equipment, primarily to natural gas producers in the United States. In addition to our drilling rigs, we provide the drilling crews and most of the ancillary equipment needed to operate our drilling rigs. We commenced operations in 1997 with 12 drilling rigs and related equipment acquired from an entity providing contract drilling services under the name “Union Drilling.” Through a combination of acquisitions and new rig construction, we currently operate a fleet of 71 marketed land drilling rigs. We presently focus our operations in selected natural gas production regions in the United States. We do not invest in oil and natural gas properties. The drilling activity of our customers is highly dependent on many factors, including the market price of oil and natural gas, available capital, available drilling resources, support services and market availability. These factors should not be considered an exhaustive list. See “Risk Factors” on page S-3 of this prospectus supplement and page 2 of the accompanying prospectus.

Substantially all of our rigs operate in unconventional natural gas producing areas, which are characterized by formations with very low permeability rock, such as shales, tight sands and coal bed methane, or CBM, that require specialized drilling techniques to efficiently develop the natural gas resources. Horizontal drilling is often used in these formations to increase the exposure of the wellbore to the natural gas producing formation and increase drainage rates and production volumes. We have equipped 52 of our 71 rigs for drilling horizontal wells. As many of these areas are also characterized by hard rock formations entailing more difficult drilling penetration conditions, we have equipped 48 of our 71 rigs with compressed air circulation systems, also known as underbalanced drilling, which provides higher penetration rates through hard rock formations when compared to traditional fluid-based circulation systems. In response to rising demand from our customers for equipment that is capable of drilling wells horizontally into unconventional natural gas formations and for underbalanced drilling services, we have increased our fleet of drilling rigs with these capabilities through acquisitions and new rig construction.

We provide drilling services to customers engaged in developing unconventional natural gas formations throughout the United States. We focus our efforts in the Appalachian and Arkoma Basins, as well as the Barnett Shale formation.

Union Drilling, Inc. is a Delaware corporation. Our principal executive offices are located at 4055 International Plaza, Suite 610, Fort Worth, Texas 76109, and our telephone number at that address is (817) 735-8793. Our website is located at www.uniondrilling.com. The information on our website is not part of this prospectus supplement.

The Offering

Common stock offered by us	3,000,000 shares

Common stock outstanding after the offering	23,123,103 shares (1)

NASDAQ Global Select Market symbol	“UDRL”

Option to purchase additional shares	We have granted the underwriter an over-allotment option to purchase up to an additional 450,000 shares of common stock.

Use of Proceeds

We intend to use the net proceeds from this offering and from any exercise of the underwriter’s over-allotment option to repay a portion of the outstanding borrowings under our Revolving Credit and Security Agreement with PNC Bank, for itself and as agent for a group of lenders dated as of March 31, 2005, as amended. Please read “Use of Proceeds.”

Risk Factors

Nasdaq Global Select Market listing

We have applied for the shares to be listed on the Nasdaq Global Select Market under the symbol “UDRL.”

(1)

The number of shares outstanding after this offering is based on 20,123,103 shares of our common stock outstanding as of June 2, 2009 and excludes the underwriter’s option to purchase up to 450,000 additional shares of common stock to cover any over-allotments. See “Underwriting.” This number excludes as of June 2, 2009, 436,430 shares of our common stock currently issuable upon exercise of outstanding stock options. As of June 2, 2009, these options have a weighted average exercise price of $11.24. Unless we specifically state otherwise, the information contained in this prospectus supplement assumes that the underwriter will not exercise the option to purchase additional shares granted to it by us.

Risk Factors

Investing in our common stock involves risks. You should carefully consider and evaluate all of the information contained in this prospectus supplement and in the documents incorporated herein by reference, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2008, before you decide to purchase our common stock. In particular, you should carefully consider and evaluate the many significant risks and uncertainties described in the documents incorporated by reference herein. Any of the risks and uncertainties set forth therein could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of our common stock being offered by this prospectus supplement. As a result, you could lose all or part of your investment.

Use of Proceeds

The net proceeds to us from the sale of the 3,000,000 shares of common stock that we are offering will be approximately $             million, or approximately $             million if the underwriter’s over-allotment option is exercised in full, based on a public offering price of $             per share, after deducting the underwriting discounts and commissions and our estimated offering expenses.

We intend to use the net proceeds from this offering to repay a portion of the outstanding borrowings under our Revolving Credit and Security Agreement with PNC Bank, for itself and as agent for a group of lenders dated as of March 31, 2005, as amended. This credit facility matures on March 30, 2012 and provides for a borrowing base equal to $97.5 million. Amounts outstanding under the revolving credit facility bear interest, depending upon facility usage, at either (i) the higher of the Federal Funds Open Rate plus 75 to 125 basis points or PNC Bank’s base commercial lending rate (4.25% at March 31, 2009) or (ii) LIBOR plus 250 to 300 basis points (3.28% at March 31, 2009). Interest on outstanding loans is due monthly for domestic rate loans and at the end of the relevant interest period for LIBOR loans. Depending upon our facility usage, we are assessed an unused line fee of 37.5 to 62.5 basis points on the available borrowing capacity. As of June 2, 2009, $47.0 million was outstanding under this credit facility.

Assuming the underwriter’s over-allotment is not exercised, following the completion of this offering and the application of proceeds to repay the balance outstanding on our revolving credit facility, we will have available borrowings of $             million under our revolving credit facility, under which we may immediately begin to reborrow and may continue to reborrow to the extent we remain compliant with the terms and conditions of such facility.

Capitalization

The following table shows our capitalization at March 31, 2009:

•	on an actual basis; and
•

on a pro forma as adjusted basis to reflect this offering, assuming no exercise of the underwriter’s over-allotment option and application of the estimated net proceeds to repay borrowings under our credit agreement.

This table should be read in conjunction with, and is qualified in its entirety by reference to, our historical financial statements and the accompanying notes included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which are incorporated by reference herein.

	March 31, 2009
	(dollars in thousands)
	Actual	As Adjusted
Cash and cash equivalents	$363		$363

Debt:
Note payable for equipment	$4,236		$4,236
Revolving credit facility	$46,525

Total debt	$50,761

Stockholders’ equity:
Common stock, par value $.01 per share; 75,000,000 shares authorized; 22,123,103 shares issued at March 31, 2009 and 25,123,103 issued at March 31, 2009, as adjusted, respectively	$221
Additional paid in capital	$144,774
Retained earnings	$69,009
Treasury stock; 2,000,000 shares at March 31, 2009 and March 31, 2009, as adjusted, respectively	$(10,463)		$(10,463)

Total stockholders’ equity	$203,541	$

Total liabilities and stockholders’ equity	$325,440		$325,440

Price Range of Common Stock and Dividend Policy

As of June 2, 2009, 20,123,103 shares of our common stock were outstanding, held by approximately seven record holders.

Our common stock trades on the NASDAQ Global Select Market under the trading symbol “UDRL.”

	High	Low
Fiscal Year 2009
Second quarter (through June 2, 2009)	$10.25	$3.44
First quarter	$6.38	$2.51

Fiscal Year 2008
Fourth quarter	$3.54	$10.53
Third quarter	$10.09	$22.07
Second quarter	$15.00	$22.73
First quarter	$13.06	$22.09

Fiscal Year 2007
Fourth quarter	$10.67	$16.14
Third quarter	$12.24	$17.38
Second quarter	$14.20	$16.86
First quarter	$11.45	$14.67

The last reported sales price for our common stock on the NASDAQ Global Select Market on June 2, 2009 was $10.19 per share.

Dividends

We have not paid or declared any dividends on our common stock and currently intend to retain earnings to fund our working capital needs and growth opportunities. Any future dividends will be at the discretion of our board of directors after taking into account various factors it deems relevant, including our financial condition and performance, cash needs, income tax consequences and the restrictions Delaware and other applicable laws and our credit facilities then impose. Our current debt arrangements include provisions that generally place certain limits on payment of dividends and share repurchases and our future debt arrangements may place certain limits on payment of dividends.

Description of Capital Stock

The following summary of our capital stock is subject to, and is qualified in its entirety by reference to, applicable provisions of Delaware law and our Amended and Restated Certificate of Incorporation (the “certificate of incorporation”) and our Amended and Restated Bylaws (the “bylaws”). The certificate of incorporation was filed with our registration statement on Form S-1 (File No. 333-127525) filed on August 15, 2005 and is incorporated herein by reference for all purposes. The bylaws were filed in our Current Report on Form 8-K filed on August 9, 2007 and is incorporated herein by reference for all purposes.

Authorized and outstanding capital stock

The authorized capital stock of Union Drilling consists of 75,000,000 shares of common stock, par value $0.01 per share, and 100,000 shares of preferred stock, par value $0.01 per share. As of June 1, 2009, there were 22,123,103 shares of our common stock issued, 20,123,103 shares of our common stock outstanding and no shares of our preferred stock issued or outstanding.

Common stock

Voting rights

The holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of common stockholders. The common stock does not have cumulative voting rights in the election of directors. The vote or concurrence of at least 66 2/3% of the voting power of our outstanding capital stock, voting as a class, is necessary as follows:

•	to adopt, amend or repeal our bylaws;
•	to remove a director or the entire board;
•	to call a special meeting of stockholders; and
•

to amend or repeal, or to adopt any provision inconsistent with, Articles Fifth (Management), Sixth (Limitation of Liability), Seventh (Indemnification), Eleventh (Renouncement of Business Opportunities) or Twelfth (Amendments) of the certificate of incorporation.

Dividends and other rights

Subject to the rights of the holders of any class of our capital stock having any preference or priority over the common stock, and subject to any restrictions that may be contained in our credit agreements or other debt instruments from time to time, the holders of common stock are entitled to dividends in such amounts as may be declared by the board of directors from time to time out of funds legally available for such payments and, in the event of liquidation, to share ratably in any of our assets remaining after payment in full of all creditors and provision for any liquidation preferences on any outstanding preferred stock ranking prior to the common stock.

Shares of common stock have no preemptive rights, conversion rights, redemption rights or sinking fund provisions. The common stock is not subject to redemption.

Preferred stock

Our certificate of incorporation authorizes the board of directors, subject to limitations prescribed by law, to provide for the issuance of up to 100,000 shares of preferred stock in one or more series. The board is authorized to establish the number of shares to be included in any such series and to fix the designations, powers, preferences and rights of the shares of each such series, and any qualifications, limitations or restrictions thereof.

We believe that the ability of the board to issue one or more series of preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that may arise from time to time. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our stockholders is not required for the issuance of shares of preferred stock or common stock, the board may determine not to seek stockholder approval.

Although the board has no intention at the present time of doing so, it could issue a series of preferred stock that may, depending on the terms of such series, hinder, delay or prevent the completion of a merger, tender offer or other takeover attempt. Among other things, the board could issue a series of preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of the board, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

Anti-takeover effects of our certificate of incorporation and bylaws

Classified Board

Our certificate of incorporation provides for the board of directors to be divided into three classes serving staggered terms. Approximately one-third of the board of directors will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the board of directors until the second annual stockholders meeting following the date the acquiring party obtains the controlling stock interest. The classified board provision could discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company and could increase the likelihood that incumbent directors will retain their positions. Our certificate of incorporation also provides that directors may be removed, with or without cause, only by the affirmative vote of the holders of at least 66 2/3% of the voting power of our outstanding capital stock, voting as a class.

Replacement of Directors

Except as otherwise expressly prescribed by law and subject to the terms of any preferred stock, the directors, not the stockholders, are permitted to elect a replacement director to fill any vacancy on the board caused by death, resignation, retirement, disqualification, removal or otherwise, and the stockholders may not elect directors to fill any newly created directorships created by the board, unless a majority of the directors then in office shall have authorized the stockholders to fill such vacancy.

Meetings of stockholders

Our bylaws provide that the only business (including election of directors) that may be considered at an annual meeting of stockholders, in addition to business proposed (or persons nominated to be directors) by the directors, is business proposed (or persons nominated to be directors) by stockholders who comply with the notice and disclosure requirements set forth in such bylaws, unless otherwise provided by law. In general, the bylaws require that a stockholder give us notice of proposed business or nominations no later than 90 days prior to the date one year from the date of the immediately preceding annual meeting of stockholders. In general, in addition to a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, the notice must also contain information about the stockholder proposing the business or nomination, his interest in the business, the number of shares of stock of Union Drilling owned by the stockholder, and (with respect to nominations for director) information about the nominee of the nature ordinarily required to be disclosed in public proxy solicitations.

In addition, our certificate of incorporation provides that a special meeting of stockholders may be called only by a majority of the directors or upon the affirmative vote of at least 66 2/3% of the voting power of our outstanding capital stock, voting as a class.

Amendment of the certificate of incorporation

Our certificate of incorporation provides that the affirmative vote of the holders of at least 66 2/3% of the voting power of our outstanding capital stock, voting as a class, is required to amend the provisions of the certificate of incorporation discussed above and certain other provisions.

Amendment of bylaws

Our certificate of incorporation and our bylaws provide that a majority of the entire board shall have the power, without the assent or vote of the stockholders, to adopt, amend or repeal the bylaws and that, except as otherwise expressly prescribed by law, the stockholders may not adopt, amend or repeal the bylaws, except by the affirmative vote of at least 66 2/3% of the voting power of our outstanding capital stock, voting as a class.

Renouncement of business opportunities

Several of our directors and affiliates have investments in other oilfield service companies that may compete with us, and they may invest in other similar companies in the future. Our certificate of incorporation provides that we renounce any interest in those business opportunities and that neither our directors nor their affiliates have any obligation to offer us those opportunities. These provisions of our certificate of incorporation may be amended only by an affirmative vote of holders of at least 66 2/3% of the voting power of our outstanding capital stock, voting as a class.

Liability of directors; indemnification

Our certificate of incorporation provides, as authorized by Section 102(b)(7) of the General Corporation Law of Delaware, or DGCL, that a director will not be personally liable to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director, except that such provisions do not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, as it now exists or hereafter may be amended, or (4) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation also provides that if the DGCL is amended after the date of filing of the certificate of incorporation to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director, in addition to the limitation on personal liability provided for already, shall be limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this provision in our certificate of incorporation will be effective prospectively only, and will not adversely affect any limitation on the personal liability of a director existing at the time of such repeal or modification. Our stockholders may not amend, repeal or adopt any provision inconsistent with the limitation of liability provision set forth in our certificate of incorporation, except by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock.

Our certificate of incorporation and bylaws also provide for indemnification of directors and officers to the fullest extent permitted by the DGCL. Such right includes the right to be paid expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under Delaware law. Any repeal or modification of this provision in our certificate of incorporation will be effective prospectively only, and will not limit the rights of any such director or officer or the obligations of Union Drilling with respect to any claim arising from or related to the services of such director or officer. In additional, we may indemnify, to the fullest extent permitted by law, any employee or agent who is not a director or officer.

Our certificate of incorporation and bylaws also provide that we have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Union Drilling, or who is or was serving at our request as a director, officer, trustee, partner, employee or agent of one of our subsidiaries or of any other organization, against any liability asserted against that person or incurred by that person in any such capacity, whether or not we would have the power to indemnify such person against such liability under the DGCL.

Delaware takeover statute

Under the terms of our certificate of incorporation and as permitted under Delaware law, we have elected not to be subject to Section 203 of the DGCL, which is Delaware’s anti-takeover law, in order to give our significant stockholders, including Union Drilling Company LLC, greater flexibility in transferring their shares of our common stock. This law provides that specified persons who, together with affiliates and associates, own, or within three years did own, 15% or more of the outstanding voting stock of a corporation (an “interested stockholder”) could not engage in specified business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder, unless the transaction is approved in a specified manner or the interested stockholder acquires a specified higher percentage of the voting stock. The law defines the term “business combination” to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. With the approval of our stockholders, we may amend our certificate of incorporation in the future to become governed by the anti-takeover law. This provision would then have an anti-takeover effect for transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock. By opting out of the Delaware anti-takeover law, a transferee of Union Drilling Company LLC could pursue a takeover transaction that was not approved by our board of directors.

Transfer agent and registrar

National City is the transfer agent and registrar for our common stock.

Composition of the board of directors

Pursuant to the provisions of our Shareholders’ Agreement dated as of October 2005 by and between Union Drilling, Inc., Union Drilling Company LLC, a subsidiary of Metalmark Capital LLC (“UDCL”), and certain other persons (the “Shareholders’ Agreement”), our board of directors is comprised of a number of independent directors as required by securities laws and regulations, and additional directors as designated by Morgan Stanley Capital Partners III, L.P., Morgan Stanley Capital Investors, L.P. and MSCP III 892 Investors, L.P. (collectively, “MSCP Funds”) and the Somerset Group (as defined in the Shareholders’ Agreement) in a proportionate amount as determined by the formula set forth in the Shareholders’ Agreement. Generally, each of MSCP Funds and the Somerset Group shall be entitled to designate a number of directors equal to the following calculation:

•	the total number of director designees, which means the number of directors set forth in our bylaws minus the independent directors, subject to specified exceptions,

•	multiplied by a fraction:

o	the numerator being the sum of the UDCL Proportionate Security Amount (which is the number of securities owned by UDCL multiplied by a fraction where, with respect to any person, the numerator is the aggregate number of membership units of UDCL held by such person and the denominator is the aggregate number of membership units of UDCL held by all members of UDCL), of MSCP Funds or the Somerset Group and any other securities directly owned by any members of MSCP Funds or the Somerset Group, and

o	the denominator being the sum of the aggregate UDCL Proportionate Security Amount of MSCP Funds and the Somerset Group plus all Company securities directly owned by any members of MSCP Funds and/or the Somerset Group.

Under the Shareholders’ Agreement, should either MSCP Funds or Somerset Group have the right to increase its proportionate number of director designees, the party who is entitled to increase their proportion of director designees has the right, but not the obligation, to increase the size of the board to allow them to appoint their proportionate share of the designated directors.

As of June 1, 2009, of the eight directors of the Company there were two directors designated by MSCP Funds and one was designated by the Somerset Group Members.

Contractual restrictions on dividends and stock repurchases

As of June 1, 2009, the Revolving Credit and Security Agreement, as amended, between Union Drilling and PNC Bank, National Association as agent for a group of lenders, dated as of March 31, 2005, as amended (the “Loan Agreement”), (i) generally prohibits the payment of dividends on any shares of common stock, unless, in general, there is not a default under the Loan Agreement and there is more than $30,000,000 in Undrawn Availability for certain periods as defined in the Loan Agreement, and (ii) generally prohibits the application of any funds, property or assets to the purchase, redemption or retirement of common stock or options to acquire common stock, unless, in general, there is not a default under the Loan Agreement and there is more than $30,000,000 in Undrawn Availability for certain periods as defined in the Loan Agreement.

Certain United States Federal Income Tax Considerations Applicable to Non-U.S. Holders

The following is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of our common stock that are applicable to a “non-U.S. holder” (defined below) of the common stock.

This summary:

•	does not purport to be a complete analysis of all of the potential tax considerations that may be applicable to an investor as a result of the investor’s particular tax situation;

•

is based on the Internal Revenue Code of 1986, as amended (the “Code”), the existing applicable United States federal income tax regulations promulgated or proposed under the Code, which we refer to as the “Treasury Regulations,” judicial authority and currently effective published rulings and administrative pronouncements, each as of the date hereof and each of which are subject to change at any time, possibly with retroactive effect, and differing interpretations;

•	is applicable only to beneficial owners of common stock who hold their common stock as a “capital asset,” within the meaning of section 1221 of the Code;

•

does not address all aspects of United States federal income taxation that may be relevant to holders in light of their particular circumstances or who are subject to special treatment under United States federal income tax laws, including but not limited to:

o	certain former citizens and long-term residents of the United States;

o	“controlled foreign corporations” and “passive foreign investment companies”;

o	partnerships, other pass-through entities and investors in these entities; and

o	investors that expect to receive dividends or realize gain in connection with the investors’ conduct of a United States trade or business, permanent establishment or fixed base.

•

does not discuss any possible applicability of any United States state or local taxes, non-United States taxes or any United States federal tax other than the income tax, including, but not limited to, the federal gift tax and estate tax.

This summary of certain United States federal income tax considerations constitutes neither tax nor legal advice. Prospective investors are urged to consult their own tax advisors to determine the specific tax consequences and risks to them of purchasing, holding and disposing of our common stock, including the application to their particular situation of any United States federal estate and gift, United States state and local, non-United States and other tax laws and of any applicable income tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, a non-U.S. holder is a beneficial holder of our common stock that is neither a “United States person” nor a partnership or entity or arrangement treated as a partnership for United States federal income tax purposes. A “United States person” is:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity treated as an association taxable as a corporation, that is organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable the Treasury Regulations to be treated as a United States person.

If a partnership holds our common stock, then the United States federal income tax treatment of a partner in that partnership generally will depend on the status of the partner and the partnership’s activities. Partners and partnerships should consult their own tax advisors with regard to the United States federal income tax treatment of an investment in our common stock.

Distributions

Distributions paid to a non-U.S. holder of our common stock will constitute a “dividend” for United States federal income tax purposes to the extent paid out of our current or accumulated earnings and profits as of the end of our taxable year of the distribution, as determined for United States federal income tax purposes. Any distributions that exceed both our current and accumulated earnings and profits would first constitute a non-taxable return of capital, which would reduce the basis in the holder’s shares, but not below zero, and thereafter would be treated as gain from the sale of stock (see “—Sale or Taxable Disposition of Common Stock” below).

Subject to the following paragraphs, dividends on our common stock generally will be subject to United States federal withholding tax at a 30% gross rate, subject to any exemption or lower rate as may be specified by an applicable income tax treaty. We may withhold up to 30% of either (i) the gross amount of the entire distribution, even if the amount of the distribution is greater than the amount constituting a dividend, as described above, or (ii) the amount of the distribution we project will be a dividend, based upon a reasonable estimate of both our current and our accumulated earnings and profits for the taxable year in which the distribution is made. If tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, then you may obtain a refund of such excess amounts by timely filing a claim for refund with the Internal Revenue Service.

In order to claim the benefit of a reduced rate of or an exemption from withholding tax under an applicable income tax treaty, a non-U.S. holder will be required (a) to satisfy certain certification requirements, which may be made by providing us or our agent with a properly executed and completed Internal Revenue Service Form W-8BEN (or other applicable form) certifying, under penalty of perjury, that the holder qualifies for treaty benefits and is not a United States person or (b) if our common stock is held through certain non-United States intermediaries, to satisfy the relevant certification requirements of Treasury Regulations. Special certification and other requirements apply to certain non-U.S. holders that are partnerships or other pass-through entities.

Dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or, in the case of an individual non-U.S. holder, a fixed base) are not subject to the withholding tax, provided that the non-U.S. holder so certifies, under penalty of perjury, on a properly executed and delivered Internal Revenue Service Form W-8ECI (or other applicable form). Instead, such dividends would be subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person. Any effectively connected dividends received by a non-U.S. individual holder may be subject to a United States federal income tax at lower rates applicable to capital gain, provided that certain conditions are satisfied.

Corporate holders who receive effectively connected dividends may also be subject to an additional “branch profits tax” at a gross rate of 30% on their earnings and profits for the taxable year that are effectively connected with the holder’s conduct of a trade or business within the United States, subject to any exemption or reduction provided by an applicable income tax treaty.

Sale or Taxable Disposition of Common Stock

Any gain realized on the sale, exchange or other taxable disposition of our common stock generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder or, in the case of an individual, a fixed base);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period preceding such disposition and the non-U.S. holder’s holding period in the common stock.

A non-U.S. holder described in the first bullet point above generally will be subject to United States federal income tax on the net gain derived from the sale or disposition under regular graduated United States federal income tax rates, as if the holder were a United States person. If such non-U.S. holder is a corporation, then it may also, under certain circumstances, be subject to an additional “branch profits” tax at a gross rate of 30% on its earnings and profits for the taxable year that are effectively connected with its conduct of its United States trade or business, subject to exemption or reduction provided by any applicable income tax treaty.

An individual non-U.S. holder described in the second bullet point immediately above will be subject to a tax at a 30% gross rate, subject to any reduction or reduced rate under an applicable income tax treaty, on the net gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

We believe we are not, have not been and will not become a “United States real property holding corporation” for United States federal income tax purposes. In the event that we are or become a United States real property holding corporation at any time during the applicable period described in the third bullet point above, any gain recognized on a sale or other taxable disposition of our common stock may be subject to United States federal income tax, including any applicable withholding tax, if either (1) the non-U.S. holder beneficially owns, or has owned, more than 5% of the total fair value of our common stock at any time during the applicable period, or (2) our common stock ceases to be traded on an “established securities market” within the meaning of the Code. Non-U.S.holders who own or may own more than 5% of our common stock are encouraged to consult their tax advisors with respect to the United States tax consequences of a disposition of our common stock.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding, currently at a 28% rate, for dividends paid to such holder unless such holder certifies under penalty of perjury as to non-United States person status (and neither we nor the paying agent has actual knowledge or reason to know that such holder is a United States person), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury as to non-United States person status (and neither the broker nor intermediary has actual knowledge or reason to know that the beneficial owner is a United States person), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Underwriting

Under the terms and subject to the conditions contained in an underwriting agreement dated June [ ], 2009, the underwriter has agreed to purchase, and we have agreed to sell to it the number of shares of common stock indicated in the table below:

Name	Number of Shares
Jefferies & Company, Inc.	3,000,000

The underwriter is offering the common stock subject to its acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the common stock offered by this prospectus supplement are subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to take and pay for all of the common stock if any such shares are taken. However, the underwriter is not required to take or pay for the shares covered by the underwriter’s option to purchase additional shares described below.

Option to Purchase Additional Shares

We have granted to the underwriter an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 450,000 additional shares of common stock at the same price as they are paying for the shares shown in the table above. The underwriter may exercise this option at any time and from time to time, in whole or in part, within 30 days after the date of this prospectus supplement.

Commission and Expenses

The underwriter has advised us that it proposes to offer the common stock to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $             per share. The underwriter may allow, and certain dealers may reallow, a discount from the concession not in excess of $             per share to certain brokers and dealers. After the offering, the initial public offering price, concession and reallowance to dealers may be reduced by the underwriter. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement. The shares are offered by the underwriter as stated herein, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part.

The following table shows the public offering price, the underwriting discounts and commissions payable to the underwriter by us and the proceeds, before expenses, to us. Such amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares.

	Per Share		Total
	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares

Public offering price	$	$	$	$
Underwriting discounts and commissions paid by us	$	$	$	$
Proceeds to us, before expenses	$	$	$	$

We estimate expenses payable by us in connection with the offering of common stock, other than the underwriting discounts and commissions referred to above, will be approximately $300,000.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

Lock-up Agreements

We, our officers, directors and certain of our stockholders have agreed, subject to specified exceptions, not to directly or indirectly:

•

offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any common stock or any securities convertible into or exercisable or exchangeable for common stock (including without limitation, common stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant), or

•

enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described herein or above is to be settled by delivery of common stock or such other securities, in cash or otherwise; or

•	make any demand for or exercise any right with respect to, the registration of any common stock or any security convertible into or exercisable or exchangeable for common stock.

This restriction terminates after the close of trading of the shares on and including the 90 days after the date of this prospectus supplement. However, subject to certain exceptions, in the event that either (i) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period, then in either case the expiration of the 90-day restricted period will be extended until the expiration of the 15-day period beginning on the date of the issuance of an earnings release or the occurrence of the material news or event, as applicable, unless Jefferies & Company, Inc. waives, in writing, such an extension.

Jefferies & Company, Inc. may, in its sole discretion and at any time or from time to time before the termination of the 90-day period, without notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriter and any of our stockholders who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

Listing

Our common stock is listed on the Nasdaq Global Select Market under the trading symbol “UDRL.”

Electronic Distribution

This prospectus supplement and the accompanying prospectus in electronic format may be made available on websites or through other online services maintained by the underwriter of the offering, or by its affiliates. Other than the prospectus in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of the prospectus or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares of common stock is completed, SEC rules may limit the underwriter from bidding for and purchasing shares.

In connection with this offering, the underwriter may engage in transactions that stabilize, maintain or otherwise make short sales of our common stock and may purchase our common stock on the open market to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional shares in this offering. The underwriter may close out any covered short position by either exercising its option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the option to purchase additional shares. “Naked” short sales are sales in excess of the option to purchase additional shares. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering. A “stabilizing bid” is a bid for or the purchase of common stock on behalf of the underwriter in the open market prior to the completion of this offering for the purpose of fixing or maintaining the price of the shares of common stock. A “syndicate covering transaction” is the bid for or purchase of common stock on behalf of the underwriter to reduce a short position incurred by the underwriter in connection with the offering.

Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our shares or preventing or retarding a decline in the market price of our shares. As a result, the price of our shares may be higher than the price that might otherwise exist in the open market.

In connection with this offering, the underwriter may also engage in passive market making transactions in our common stock on the NASDAQ Global Select Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Neither we, nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriter makes any representation that the representative will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Affiliations

The underwriter and its affiliates have provided, or may in the future provide, various investment banking, commercial banking, financial advisory and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees. In the course of its businesses, the underwriter and its affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriter and its affiliates may at any time hold long or short positions in such securities or loans.

Notice to Investors

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (as defined below) (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of our common stock to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to our common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive if they have been implemented in the Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons per Relevant Member State (other than qualified investors as defined in the Prospectus Directive); or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of our common stock to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our common stock to be offered so as to enable an investor to decide to purchase or subscribe our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

France

No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of our common stock that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; no shares of our common stock have been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to permitted investors (“Permitted Investors”) consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or investors belonging to a limited circle of investors (cercle restreint d’investisseurs) acting for their own account, with “qualified investors” and “limited circle of investors” having the meaning ascribed to them in Articles L. 411-2, D. 411-1, D. 411-2, D. 411-4, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Code Monétaire et Financier and applicable regulations thereunder; none of this prospectus supplement or any other materials related to the offering or information contained therein relating to our common stock has been released, issued or distributed to the public in France except to Permitted Investors; and the direct or indirect resale to the public in France of any shares of our common stock acquired by any Permitted Investors may be made only as provided by Articles L. 411-1, L. 411-2, L. S-94 412-1 and L. 621-8 to L. 621-8-3 of the French Code Monétaire et Financier and applicable regulations thereunder.

United Kingdom

Shares of our common stock may not be offered or sold and will not be offered or sold to any persons in the United Kingdom other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or otherwise in circumstances which have not resulted or will not result in an offer to the public in the United Kingdom within the meaning of the Financial Services and Markets Act 2000, or the FSMA.

In addition, any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of shares of our common stock may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us. Without limitation to the other restrictions referred to herein, this prospectus supplement is directed only at (1) persons outside the United Kingdom or (2) persons who:

(a) are qualified investors as defined in section 86(7) of FSMA, being persons falling within the meaning of article 2.1(e)(i), (ii) or (iii) of the Prospectus Directive; and

(b) are either persons who fall within article 19(1) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or Order, or are persons who fall within article 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Order; or

(c) to whom it may otherwise lawfully be communicated in circumstances in which Section 21(1) of the FSMA does not apply.

Without limitation to the other restrictions referred to herein, any investment or investment activity to which this offering circular relates is available only to, and will be engaged in only with, such persons, and persons within the United Kingdom who receive this communication (other than persons who fall within (2) above) should not rely or act upon this communication. é

Italy

The offering of our common stock has not been cleared by the Italian Securities Exchange Commission (Commissione Nazionale per le Società e la Borsa, the “CONSOB”) pursuant to Italian securities legislation and, accordingly, our common stock may not and will not be offered, sold or delivered, nor may or will copies of this prospectus supplement or any other documents relating to our common stock be distributed in Italy, except (i) to professional investors (operatori qualificati), as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of July 1, 1998, as amended, (the “Regulation No. 11522”), or (ii) in other circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of Legislative Decree No. 58 of February 24, 1998 (the “Financial Service Act”) and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended.

Any offer, sale or delivery of our common stock or distribution of copies of this prospectus supplement or any other document relating to our common stock in Italy may and will be effected in accordance with all Italian securities, tax, exchange control and other applicable laws and regulations, and, in particular, will be: (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Financial Services Act, Legislative Decree No. 385 of September 1, 1993, as amended (the “Italian Banking Law”), Regulation No. 11522, and any other applicable laws and regulations; (ii) in compliance with Article 129 of the Italian Banking Law and the implementing guidelines of the Bank of Italy; and (iii) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

Any investor purchasing our common stock in the offering is solely responsible for ensuring that any offer or resale of shares of our common stock it purchased in the offering occurs in compliance with applicable laws and regulations.

This prospectus supplement and the information contained therein are intended only for the use of its recipient and, unless in circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of the “Financial Service Act” and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended, is not to be distributed, for any reason, to any third party resident or located in Italy. No person resident or located in Italy other than the original recipients of this document may rely on it or its content.

Italy has only partially implemented the Prospectus Directive; the provisions under the heading “European Economic Area” above shall apply with respect to Italy only to the extent that the relevant provisions of the Prospectus Directive have already been implemented in Italy.

Insofar as the requirements above are based on laws which are superseded at any time pursuant to the implementation of the Prospectus Directive, such requirements shall be replaced by the applicable requirements under the Prospectus Directive.

Germany

Any offer or solicitation of securities within Germany must be in full compliance with the German Securities Prospectus Act (Wertpapierprospektgesetz — WpPG). The offer and solicitation of securities to the public in Germany requires the publication of a prospectus that has to be filed with and approved by the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht — BaFin). This prospectus supplement has not been and will not be submitted for filing and approval to the BaFin and, consequently, will not be published. Therefore, this prospectus supplement does not constitute a public offer under the German Securities Prospectus Act (Wertpapierprospektgesetz). This prospectus supplement and any other document relating to our common stock, as well as any information contained therein, must therefore not be supplied to the public in Germany or used in connection with any offer for subscription of our common stock to the public in Germany, any public marketing of our common stock or any public solicitation for offers to subscribe for or otherwise acquire our common stock. This prospectus and other offering materials relating to the offer of our common stock are strictly confidential and may not be distributed to any person or entity other than the designated recipients hereof.

Legal Matters

The validity of the common stock and certain other legal matters will be passed upon for us by Haynes and Boone, LLP, Fort Worth, Texas, our outside counsel. Certain legal matters in connection with the common stock will be passed upon for the underwriter by Jones Day, New York, NY.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of our internal control over financial reporting as of December 31, 2008, as set forth in their reports, which are incorporated by reference in this prospectus supplement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Where You Can Find More Information

We have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form S-3 (No. 333-151013) under the Securities Act relating to the common stock offered by this prospectus supplement. This prospectus supplement is a part of that registration statement, which includes additional information not contained in this prospectus supplement.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.uniondrilling.com. Our website is not a part of this prospectus supplement. You may also read and copy any document we file with the SEC at its public reference room, at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Because our common stock is listed on the NASDAQ Global Select Market, you may also inspect reports, proxy statements and other information about us at the offices of the NASDAQ Global Select Market, One Liberty Plaza, 165 Broadway, New York, New York 10006.

Information Incorporated by Reference

We are incorporating by reference in this prospectus supplement the documents that we file with the SEC. This means that we are disclosing important information to you by referring to these filings. The information we incorporate by reference is considered a part of this prospectus supplement, and subsequent information that we file with the SEC will automatically update and supersede this information.

Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus supplement shall be considered to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is considered to be incorporated by reference in this prospectus supplement modifies or supersedes such statement.

We incorporate by reference the following documents that we have filed with the SEC:

•

Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on March 12, 2009, including information specifically incorporated by reference into our Form 10-K from our Proxy Statement for our Annual Meeting of Stockholders to be held on June 11, 2009; and

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed on May 4, 2009.

In addition, we incorporate by reference into this prospectus all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus supplement and before we have sold all of the common stock to which the prospectus relates or the offering is otherwise terminated.

We will provide, upon written or oral request, to each person, including any beneficial owner to whom a prospectus is delivered, a copy of these filings (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in any such documents) at no cost by writing to David S. Goldberg, Vice President, General Counsel and Corporate Secretary, at Union Drilling, Inc., 4055 International Plaza, Suite 610, Fort Worth, Texas 76109, or calling (817) 735-8793.

15,726,540 Shares

of Common Stock

We may offer and sell, from time to time in one or more offerings, up to 5,000,000 shares of our common stock. In addition, the selling stockholders identified in this prospectus under the heading “Selling Stockholders,” or their transferees, pledgees, donees or other successors, may sell up to an aggregate of 10,726,540 shares of our common stock from time to time under this prospectus and any prospectus supplement. We will not receive any proceeds from the sale of our common stock by the selling stockholders.

Each time we or the selling stockholders sell common stock, to the extent required by applicable law, we will provide a supplement to this prospectus that contains specific information about the offering. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus, all prospectus supplements and all other documents incorporated by reference in this prospectus before you invest in our common stock.

Our common stock trades on the NASDAQ Global Select Market under the symbol “UDRL.” On June 4, 2008, the closing price for our common stock, as reported on the NASDAQ Select Global Market, was $18.82 per share.

See “Risk Factors” beginning on page 2 for a discussion of certain risks that you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 9, 2008.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a “shelf” registration process. Using this process, we may offer from time to time up to 5,000,000 shares of our common stock in one or more offerings and the selling stockholders may offer from time to time up to 10,726,540 shares of common stock.

Each time we or the selling stockholders use this prospectus to offer shares of common stock, we or the selling stockholders, to the extent required by applicable law, will provide a prospectus supplement that will describe the specific terms of the offering. The prospectus supplement may also add to or update other information contained in this prospectus.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement we may authorize to be delivered to you. This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. You may obtain a copy of this information, without charge, as described in the “Where You Can Find More Information” section. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it.

You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations, and prospects may have changed since that date.

We encourage you to read this entire prospectus together with the documents incorporated by reference into this prospectus before making a decision whether to invest in the common stock.

ABOUT UNION DRILLING, INC

In this prospectus, “Union Drilling,” “we,” “our,” and “us” refer to Union Drilling, Inc.

We provide contract land drilling services and equipment, primarily to natural gas producers in the United States. In addition to our drilling rigs, we provide the drilling crews and most of the ancillary equipment needed to operate our drilling rigs. We commenced operations in 1997 with 12 drilling rigs and related equipment acquired from an entity providing contract drilling services under the name “Union Drilling.” Through a combination of acquisitions and new rig construction, we have increased the size of our fleet to 71 marketed land drilling rigs. We presently focus our operations in selected natural gas production regions in the United States. We do not invest in oil and natural gas properties. The drilling activity of our customers is highly dependent on many factors, including the market price of oil and natural gas, available capital, available drilling resources, support services and market availability. These factors should not be considered an exhaustive list. See “Risk Factors.”

Substantially all of our rigs operate in unconventional natural gas producing areas, which are characterized by formations with very low permeability rock, such as shales, tight sands and coal bed methane that require specialized drilling techniques to efficiently develop the natural gas resources. Horizontal drilling is often used in these formations to increase the exposure of the wellbore to the natural gas producing formation and increase draining rates and production volumes. We have equipped 50 of our 71 rigs for drilling horizontal wells. As many of these areas are also characterized by hard rock formations entailing more difficult drilling penetration conditions, we have equipped 44 of our 71 rigs with compressed air circulation systems to provide underbalanced drilling, which provide higher penetration rates through hard rock formations when compared to traditional fluid-based circulation systems. In response to rising demand from our customers for equipment that is capable of drilling wells horizontally into unconventional natural gas formations and for underbalanced drilling services, we have increased our fleet of drilling rigs with these capabilities through acquisitions and new rig construction.

Our principal operations are in the Appalachian Basin, extending from New York to Tennessee, the Arkoma Basin in eastern Oklahoma and Arkansas, including the Fayetteville Shale, and the Fort Worth Basin in northern Texas, including the Barnett Shale. We have completed several transactions in order to enhance our ability to serve these markets. In April 2005, we acquired Thornton Drilling Company, which owned a fleet of 12 rigs and leased an additional rig operating in the Arkoma Basin and we acquired eight rigs from SPA Drilling L.P., five of which were targeting the Barnett Shale formation. In June 2005 and August 2005, we acquired a total of six more rigs, five of which target the Barnett Shale formation. Additionally, during the second half of 2006 and the first quarter of 2007, we added six newly-constructed rigs to our fleet to capitalize on our customers’ rapidly growing unconventional resource exploration and development activity in the Barnett Shale formation. These transactions substantially expanded our unconventional natural gas contract drilling operations beyond our traditional markets in the Appalachian Basin and the Rocky Mountains. During the fourth quarter of 2006 and the first quarter of 2007, all five of our rigs operating in the Rocky Mountains were moved to eastern Arkansas to target the Fayetteville Shale formation. In the first quarter of 2008, we entered into a contract to build one additional rig to be delivered in June 2008. We intend to deploy this rig for an existing customer’s drilling program targeting the Marcellus Shale formation in the Appalachian Basin. In April and May 2008, we also acquired two rigs from two separate small drilling companies. One rig is intended for drilling in the Marcellus Shale and the other rig is intended for drilling in our Arkoma operations.

Union Drilling, Inc. is a Delaware corporation. Our principal executive offices are located at 4055 International Plaza, Suite 610, Fort Worth, Texas 76109, and our telephone number at that address is (817) 735-8793. Our website is located at www.uniondrilling.com. The information on our website is not part of this prospectus.

RISK FACTORS

In evaluating an investment in the common stock, prospective investors should carefully consider, along with the other information set forth or incorporated by reference in this prospectus, the specific factors set forth below for risks involved with an investment in the common stock.

Risks Relating To Our Business

Our business and operations are substantially dependent upon, and affected by, the level of U.S. onshore natural gas exploration and development activity, which has experienced significant volatility. If the level of that activity decreases, our business and results of operations could be adversely affected.

Our business and operations are substantially dependent upon, and affected by, the level of U.S. onshore natural gas exploration and development activity. Exploration and development activity determines the demand for contract land drilling and related services. We have no control over the factors driving the level of U.S. natural gas exploration and development activity. If the level of that activity decreases, our business and results of operations could be adversely affected. Other factors include, among others, the following:

•	the market prices of natural gas;

•	market expectations about future prices of natural gas or oil (which is closely correlated with natural gas prices);

•	the cost of producing and delivering natural gas;

•	the capacity of the natural gas pipeline network;

•	government regulations and trade restrictions;

•	the presence or absence of tax incentives;

•	national and international political and economic conditions;

•	levels of production by, and other activities of, the Organization of Petroleum Exporting Countries and other oil and natural gas producers;

•	the levels of imports of natural gas, whether by pipelines from Canada or Mexico or by tankers in the form of liquefied natural gas; and

•	the development of alternate energy sources and the long-term effects of worldwide energy conservation measures.

The onshore contract drilling industry has experienced significant volatility in profitability and asset values. The industry’s most recent significant downturn occurred in 2001 and 2002. That downturn adversely affected our operating results. Currently, the onshore contract drilling business is experiencing increased demand for drilling services, principally due to improved oil and natural gas drilling and production economics. Some of the improvement in economics is due to increased prices, and drilling technology. The increased activity in the exploration and production sector may not continue. In addition, ongoing movement or reactivation of land drilling rigs (including the movement of rigs from outside the U.S. into U.S. markets) or new construction of drilling rigs could increase rig supply and reduce contract drilling dayrates and utilization levels. We cannot predict the future level of demand for our contract drilling services, future conditions in the onshore contract drilling industry or future onshore contract drilling dayrates.

Approximately 50% of our drilling rigs are more than 20 years old, and may require increasing amounts of capital to upgrade and refurbish. Any failure to continue to invest capital to upgrade and refurbish rigs could result in our having fewer rigs available for service.

Some of our drilling rigs were built during the years 1976 to 1982, which until recently was the last period of significant rig building. Our rig upgrade and refurbishment projects on marketed rigs typically require 60 to 90 days to complete at a cost in excess of $200,000. This process includes derrick recertification, engine rebuilding or replacement and upgraded or replaced braking systems. Returning an idled rig to service could cost $1.5 million to $2.5 million per rig for refurbishment and the purchase of drill pipe, pumps, generators and other required equipment. Depending upon the availability of equipment, this process could take from 90 to 180 days. To the extent we are unable to commence or continue such projects, we will have fewer rigs available for service, which could adversely affect our financial condition and results of operations.

In the year ended December 31, 2007, we derived approximately 34% of our total revenues from three customers. The loss of any of those customers or the failure to remarket the rigs employed by those customers could have a material adverse effect on our financial condition and results of operations.

In the year ended December 31, 2007, our three largest customers accounted for approximately 14%, 13% and 7%, respectively, of our total revenues. Our principal customers may not continue to employ our services and we may not be able to successfully remarket the rigs that they may choose not to utilize. The loss of any of our principal customers or the failure to remarket the rigs utilized by those customers could have a material adverse effect on our financial condition and results of operations.

Our historical strategy has been predicated on growing through a combination of acquisitions of rigs from third parties and the construction of new rigs. Due to increased competition among drilling contractors for additional rigs, we may not be able to continue to add rigs to our fleet, which could have an adverse effect on our ability to grow revenue and profits.

Increased levels of U.S. oil and natural gas exploration and development activity has led to increased demand for drilling services by oil and natural gas producers. This has given drilling contractors an economic incentive to build new rigs and acquire additional rigs from third parties, leading to an increase in the backlog for newly built rigs and enhanced competition for the acquisition of existing rigs. Our business and strategy could be adversely affected if we are unable to acquire newly built rigs or purchase additional drilling rigs on acceptable terms or in a timely manner.

Increased demand among drilling contractors for consumable supplies, including fuel, and ancillary rig equipment, such as pumps, valves, drill pipe and engines, may lead to delays in obtaining these materials and our inability to operate our rigs in an efficient manner.

Most of our contracts provide that our customers bear the financial impact of increased fuel prices. However, prolonged shortages in the availability of fuel to run our drilling rigs resulting from action of the elements, warlike actions or other ‘Force Majeure’ events could result in the suspension of our contracts and have a material adverse effect on our financial condition and results of operations. We have periodically experienced increased lead times in purchasing ancillary equipment for our drilling rigs during periods of shortages. We do not rely on a single source of supply for any of these items. However, to the extent there are significant delays in being able to purchase important components for our rigs, certain of our rigs may not be available for operation or may not be able to operate as efficiently as expected, which could adversely affect our financial condition, results of operations and cash flows.

To the extent we acquire additional rigs in the future, we may experience difficulty integrating those acquisitions. Additionally, we may incur leverage to effect those acquisitions, which adds additional financial risk to our business. To the extent we incur too much leverage in undertaking acquisitions, it may adversely affect our financial position.

The process of integrating acquired rigs or newly constructed rigs may involve unforeseen difficulties and may require a disproportionate amount of management’s attention and other resources. We may not be able to successfully manage and integrate newly-acquired rigs into our existing operations or successfully maintain the market share attributable to drilling rigs that we purchase from an existing business. We may also encounter cost overruns related to newly-constructed rigs or unexpected costs related to the acquired rigs, including costs associated with major overhauls. To the extent we experience some or all of these difficulties, our financial condition would be adversely affected.

Expanding our fleet by building new rigs or acquiring rigs from third parties may cause us to incur additional financial leverage, increasing our financial risk, and debt service requirements, which could adversely affect our operating results and financial position.

We may decide to purchase or internally build additional drilling rigs and upgrade or refurbish some of our marketed drilling rigs. Any delay could result in a loss of revenue.

We may purchase or internally build additional drilling rigs and upgrade or refurbish some of our current drilling rigs. All of these projects are subject to risks of delay or cost overruns inherent in large construction projects. Among those risks are:

•	shortages of equipment, materials or skilled labor;

•	long lead times or delays in the delivery of ordered materials and equipment;

•	engineering problems;

•	work stoppages;

•	weather interference;

•	availability of specialized services; and

•	cost increases.

These factors may contribute to delays in the delivery, upgrade or completion of the refurbishment of the drilling rigs, which could result in a loss of revenue. Additionally, we may incur higher costs than expected, which would adversely affect the economics of the investment in such rigs.

We may not be able to raise additional funds through public or private financings or additional borrowings, which could have a material adverse effect on our financial condition.

The contract drilling industry is capital intensive. Our cash flow from operations and the continued availability of credit are subject to a number of variables, including our rig utilization rates, operating margins and ability to control costs and obtain contracts in a competitive industry. Our cash flow from operations and present borrowing capacity may not be sufficient to fund our anticipated acquisition program, capital expenditures and working capital requirements. We may from time to time seek additional financing, either in the form of bank borrowings, sales of debt or equity securities or otherwise. To the extent our capital resources and cash flow from operations are at any time insufficient to fund our activities or repay our indebtedness as it becomes due, we will need to raise additional funds through public or private financings or additional borrowings. We may not be able to obtain any such capital resources. If we are at any time not able to obtain the necessary capital resources, our financial condition and results of operations could be materially adversely affected.

We could be adversely affected if we lost the services of certain of our officers and key employees.

The success of our business is highly dependent upon the services, efforts and abilities of certain key employees, such as our Division Managers and of Christopher D. Strong, our President and Chief Executive Officer, A.J. Verdecchia, our Chief Financial Officer and David S. Goldberg, our General Counsel. Our business could be materially and adversely affected by the loss of any of these individuals. We have limited employment agreements with some key employees. We do not maintain key man life insurance on the lives of any of our executive officers.

If we cannot keep our rigs utilized at profitable rates, our operating results could be adversely affected.

Our business has high fixed costs, and if we cannot keep our rigs utilized at profitable rates, our operating results could be adversely affected.

Our operations could be adversely affected by abnormally poor weather conditions.

Our operations are conducted in areas subject to extreme weather conditions, and often in difficult terrain. Primarily in the winter and spring, our operations are often curtailed because of cold, snow or muddy conditions. Unusually severe weather conditions could further curtail our operations and could have a material adverse effect on our financial condition and results of operations.

Increased competition in our drilling markets could adversely affect rates and utilization of our rigs, which could adversely affect our financial condition and results of operations.

We face competition from significantly larger domestic and international drilling contractors, many with greater resources. Their greater resources may enable them to allocate those resources into any of our regional markets. The additional competition in our markets, either by existing competitors or new entrants, would increase the rig supply in those markets, which could, in the event of an oversupply situation, adversely affect the rates we can charge and utilization levels we can achieve, each of which could reduce our profitability.

Our operations are subject to hazards inherent in the land drilling business beyond our control. If those risks are not adequately insured or indemnified against, our results of operations could be adversely affected.

Our operations are subject to many hazards inherent in the land drilling business, including, but not limited to:

•	blowouts;

•	craterings;

•	fires;

•	explosions;

•	equipment failures;

•	poisonous gas emissions;

•	loss of well control;

•	loss of hole;

•	damaged or lost equipment; and

•	damage or loss from inclement weather or natural disasters.

These hazards are to some extent beyond our control and could cause, among other things:

•	personal injury or death;

•	serious damage to or destruction of property and equipment;

•	suspension of drilling operations; and

•	substantial damage to the environment, including damage to producing formations and surrounding areas.

Our insurance policies for public liability and property damage to others and injury or death to persons are in some cases subject to large deductibles and may not be sufficient to protect us against liability for all consequences of well disasters, personal injury, extensive fire damage or damage to the environment. We may not be able to maintain adequate insurance in the future at rates we consider reasonable, or particular types of coverage may not be available. The occurrence of events, including any of the above-mentioned risks and hazards, that are not fully insured against or the failure of a customer that has agreed to indemnify us against certain liabilities to meet its indemnification obligations could subject us to significant liability and could have a material adverse effect on our financial condition and results of operations.

Our operations are subject to environmental, health and safety laws and regulations that may expose us to liabilities for noncompliance, which could adversely affect us.

The U.S. oil and natural gas industry is affected from time to time in varying degrees by political developments and federal, state and local environmental, health and safety laws and regulations applicable to our business. Our operations are vulnerable to certain risks arising from the numerous environmental health and safety laws and regulations. These laws and regulations may restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling activities, require reporting of the storage, use or release of certain chemicals and hazardous substances, require removal or cleanup of contamination under certain circumstances, and impose substantial civil liabilities or criminal penalties for violations. Environmental laws and regulations may impose strict liability, rendering a company liable for environmental damage without regard to negligence or fault, and could expose us to liability for the conduct of, or conditions caused by, others, or for our acts that were in compliance with all applicable laws at the time such acts were performed. Moreover, there has been a trend in recent years toward stricter standards in environmental, health and safety legislation and regulation, which may continue.

We may incur material liability related to our operations under governmental regulations, including environmental, health and safety requirements. We cannot predict how existing laws and regulations may be interpreted by enforcement agencies or court rulings, whether additional laws and regulations will be adopted, or the effect such changes may have on our business, financial condition or results of operations. Because the requirements imposed by such laws and regulations are subject to change, we are unable to forecast the ultimate cost of compliance with such requirements. The modification of existing laws and regulations or the adoption of new laws or regulations curtailing exploratory or development drilling for oil and natural gas for economic, political, environmental or other reasons could have a material adverse effect on us by limiting drilling opportunities.

We may not be able to attract and retain the services of qualified operating personnel, which could restrict our ability to market and operate our drilling rigs or result in accidents and other operational difficulties.

Increases in both onshore and offshore U.S. oil and natural gas exploration and production and resulting increases in contract drilling activity have created a shortage of qualified drilling rig personnel in the industry. If we are unable to attract and retain sufficient qualified operating personnel, our ability to market and operate our drilling rigs will be restricted. In addition, labor shortages could result in wage increases, which could reduce our operating margins and have an adverse effect on our financial condition and results of operations. To the extent that we are required to hire less experienced personnel, we may experience accidents or other operational difficulties and incur related costs.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

Our revolving credit facility contains various covenants that limit our ability to engage in specified types of transactions. These covenants limit our ability to, among other things:

•	incur additional indebtedness;

•	issue certain preferred shares;

•	pay dividends on or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments, including capital expenditures;

•	sell certain assets;

•	create liens; and

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets.

Risks Related To Our Common Stock

Our principal stockholder has significant ownership.

Union Drilling Company LLC, our principal stockholder, owns approximately 36% of our outstanding common stock. Union Drilling Company LLC is controlled by Metalmark Capital LLC. As a result, Union Drilling Company LLC and its affiliates may substantially influence the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our certificate of incorporation or bylaws and the approval of mergers and other significant corporate transactions. The existence of this level of ownership concentration makes it less likely that any small holder of our common stock will be able to affect the management or direction of Union Drilling. These factors may also have the effect of delaying or preventing a change in the management or voting control of Union Drilling.

We have renounced any interest in specified business opportunities, and our directors and their affiliates generally have no obligation to offer us those opportunities.

Three of our directors are affiliates of Union Drilling Company LLC, our principal stockholder, and have investments in other oilfield service companies that may compete with us, and they may invest in other similar companies in the future. Our certificate of incorporation provides that we have renounced any interest in related business opportunities and that neither our directors nor their affiliates have any obligation to offer us those opportunities. These provisions of our certificate of incorporation may be amended only by an affirmative vote of holders of at least two-thirds of our outstanding common stock. As a result of these charter provisions, our future competitive position and growth potential could be adversely affected.

Provisions in our certificate of incorporation and bylaws as well as Delaware corporate law may make a takeover difficult.

Provisions in our certificate of incorporation and bylaws, as well as Delaware corporate law, may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that is opposed by our management and our board of directors. These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change of control or change our management and board of directors.

Limited trading volume of our common stock may contribute to its price volatility.

Our common stock is traded on the NASDAQ Global Select Market. During the period from January 1, 2007 through June 4, 2008, the average daily trading volume of our common stock as reported by the NASDAQ Global Select Market was approximately 150,000 shares. There can be no assurance that a more active trading market in our common stock will develop. As a result, relatively small trades may have a disproportionate impact on the price of our common stock and, therefore, may contribute to the price volatility of our common stock. As a result, our common stock may be subject to greater price volatility than the stock market when taken as a whole, or comparable securities of other contract drilling service providers, who may or may not have greater trading volumes.

The market price of our common stock has been, and may continue to be, volatile. For example, during the period from January 1, 2007 through June 4, 2008, the trading price of our common stock ranged from $10.67 to $22.09 per share.

Because of the limited trading market of our common stock and the price volatility of our common stock, you may be unable to fully sell shares of our common stock when you desire or at a price you desire.

FORWARD-LOOKING STATEMENTS

Information in this prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. These forward-looking statements can be identified by the use of words such as “believes,” “estimates,” “could,” “possibly,” “probably,” “anticipates,” “projects,” “expects,” “may,” “will,” or “should” or other variations of similar words.

The forward-looking statements contained in this prospectus are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions that the forward-looking statements contained or incorporated by reference in this prospectus are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us, or persons acting on our behalf. The risks, contingencies and uncertainties relate to, among other matters, the following:

•	Our future financial and operating performance and results;

•	Our business strategy;

•	Continued availability of qualified personnel;

•	Sources and availability of funds necessary to conduct operations and complete acquisitions;

•	Industry trends;

•	Our plans and forecasts;

•	Fluctuations in demand for, and market prices of, oil and natural gas;

•	Any material reduction in the levels of exploration and development activities in our areas of operations;

•	Expense of current or future litigation;

•	Risks associated with drilling wells;

•	Operating difficulties related to drilling for natural gas, including unfavorable weather conditions;

•	Competition;

•	General economic and business conditions;

•	Governmental regulations, particularly relating to the environment and workplace safety;

•	Terrorist attacks or war; and

•	Fluctuations in interest rates.

These forward-looking statements are based on our current beliefs, assumptions and expectations, taking into account information that we reasonably believe to be reliable. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained or incorporated by reference in this prospectus to reflect any change in our expectation with regard thereto or any change in events, conditions or circumstances on which any statement is based.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the common stock by us for general corporate purposes, including without limitation repaying or refinancing all or a portion of our existing short-term and long-term debt, making acquisitions of assets, businesses or securities, capital expenditures and for working capital. We will not receive any proceeds from the sale of our common stock by the selling stockholders.

SELLING STOCKHOLDERS

We are registering for resale certain shares of our common stock. The term “selling stockholder” includes the stockholders listed below and their transferees, pledgees, donees or other successors. Other than Union Drilling Company LLC, each of the selling stockholders acquired its shares of common stock in April 2005 in a private placement. Union Drilling Company LLC, our original equity sponsor, acquired its shares at various times between April 1998 and November 2005. We are registering the common stock described below pursuant to “piggyback” registration rights agreements entered into by us and the selling stockholders in November 2005 in connection with the April 2005 private placement transaction.

The selling stockholders may choose not to sell some or all of the shares of common stock offered by this prospectus. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein. Because the selling stockholders from time to time may offer all or some of the shares of common stock pursuant to this offering, we cannot estimate the number of shares of common stock that will be held by the selling stockholders after completion of the offering. Thus, for purposes of the table below, we have assumed that, after completion of the offering, none of the shares of common stock offered by this prospectus will be held by the selling stockholders.

Except for Mr. Ziegler, who served as a member of our board of directors through March 2006, none of the selling stockholders has held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years other than as a result of the ownership of our securities. We may amend or supplement this prospectus from time to time to update the disclosure set forth in it.

The following table sets forth, for the selling stockholders to the extent known by us, the amount of our common stock beneficially owned, the number of shares of our common stock offered hereby and the number of shares and percentage of outstanding common stock to be owned after completion of this offering.

All information contained in the table below is based upon information provided to us by the selling stockholders, and we have not independently verified this information. To our knowledge, except as described below, the selling stockholders have sole voting and investment power with respect to all of the shares shown as beneficially owned by them.

The number of shares outstanding and the percentages of beneficial ownership are based on 22,008,586 shares of our common stock issued and outstanding as of June 4, 2008.

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering	Number of Shares Being Offered Hereby	Number of Shares to be Beneficially Owned After the Offering	Percentage of Shares to be Beneficially Owned After the Offering
Union Drilling Company LLC(1)	7,955,395	7,955,395	—	—
Wolf Marine, S.A.(2)	2,078,359	2,078,359	—	—
Steven A. Webster	554,228	554,228	—	—
William R. Ziegler	138,558	138,558	—	—

(1)	This information is based solely on Amendment No. 2 to Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008, by Union Drilling Company LLC (“UDC LLC”), Morgan Stanley Capital Partners III, L.P. (“MSCP III”), MSCP III 892 Investors, L.P. (“MSCP 892”), Metalmark Capital LLC (“Metalmark”), Morgan Stanley Capital Investors, L.P. (“MSCI”), MSCP III, LLC (“MSCP LLC”) and Morgan Stanley Capital Partners III, Inc. (“MSCP, Inc.”). MSCP III has shared voting and shared dispositive power over 5,239,757 shares through its direct ownership interest in UDC LLC and no sole voting or sole dispositive power. MSCP 892 has shared voting and shared dispositive power over 536,328 shares through its direct ownership interest in UDC LLC and no sole voting or sole dispositive power. Metalmark has shared voting and shared dispositive power over 5,779,759 shares and no sole voting or sole dispositive power over such shares. Metalmark may be deemed to have beneficial ownership of the 5,776,085 shares indirectly beneficially owned by MSCP III and MSCP 892. MSCI has shared voting and shared dispositive power over 146,615 shares through its direct ownership interest in UDC LLC and no sole voting or sole dispositive power. MSCP LLC and MSCP, Inc., as a result of their respective relationship with MSCI, each reported shared voting and shared dispositive power over the 146,615 shares deemed to be indirectly beneficially owned by MSCI.

(2)	This information is based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006, by Wolf Marine, S.A.

PLAN OF DISTRIBUTION

Either we or the selling stockholders may sell the common stock in and outside the United States through underwriters or dealers, directly to purchasers or through agents or in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers. To the extent required by applicable law, a prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•

the purchase price of the common stock from us or the selling stockholders and, if the purchase price is not payable in U.S. dollars, the currency or composite currency in which the purchase price is payable;

•	the net proceeds to us or the selling stockholders from the sale of the common stock;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	the initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

The selling stockholders also may resell all or a portion of the common stock in open market transactions in reliance upon Rule 144 under the Securities Act.

Sale Through Underwriters or Dealers

If we or the selling stockholders use underwriters in the sale of common stock, the underwriters will acquire the common stock for their own account. The underwriters may resell the common stock from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer common stock to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we or the selling stockholders inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the common stock will be subject to conditions, and the underwriters will be obligated to purchase all the common stock if they purchase any common stock. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the common stock in the open market. These transactions may include over allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered common stock sold for their account may be reclaimed by the syndicate if such offered common stock is repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered common stock, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If we or the selling stockholders use dealers in the sale of common stock, we or the selling stockholders will sell the common stock to them as principals. They may then resell the common stock to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the common stock may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of that common stock. We or the selling stockholders will include in any prospectus supplement the names of the dealers and the terms of the transactions.

Direct Sales and Sales Through Agents

We or the selling stockholders may sell the common stock directly. In that event, no underwriters or agents would be involved. We and the selling stockholders may also sell the common stock through agents we or the selling stockholders designate from time to time. In the prospectus supplement, we or the selling stockholders will name any agent involved in the offer or sale of the common stock, and we or the selling stockholders will describe any commissions payable by us or the selling stockholders, respectively, to the agent. Unless we or the selling stockholders inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We or the selling stockholders may sell the common stock directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of the common stock. We or the selling stockholders will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we or the selling stockholders so indicate in the prospectus supplement, we or the selling stockholders may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase common stock from us or the selling stockholders at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We or the selling stockholders may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may engage in transactions with us or the selling stockholders or perform services for us or the selling stockholders in the ordinary course of their businesses.

We will bear all costs, expenses and fees associated with the registration of the shares of common stock. The selling stockholders will bear the fees and expenses of their own counsel and all commissions, brokerage fees and discounts, if any, associated with the sale of shares of our common stock owned by them.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Haynes and Boone, LLP, Fort Worth, Texas.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of our internal control over financial reporting as of December 31, 2007, as set forth in their reports, which are incorporated by reference in this prospectus. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form S-3 (No. 333-151013) under the Securities Act relating to the common stock offered by this prospectus. This prospectus is a part of that registration statement, which includes additional information not contained in this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.uniondrilling.com. Our website is not a part of this prospectus. You may also read and copy any document we file with the SEC at its public reference room, at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Because our common stock is listed on the NASDAQ Global Select Market, you may also inspect reports, proxy statements and other information about us at the offices of the NASDAQ Global Select Market, One Liberty Plaza, 165 Broadway, New York, New York 10006.

INFORMATION INCORPORATED BY REFERENCE

We are incorporating by reference in this prospectus the documents that we file with the SEC. This means that we are disclosing important information to you by referring to these filings. The information we incorporate by reference is considered a part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede this information.

Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is considered to be incorporated by reference in this prospectus modifies or supersedes such statement.

We incorporate by reference the following documents that we have filed with the SEC:

•

Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed on March 10, 2008, including information specifically incorporated by reference into our Form 10-K from our Proxy Statement for our Annual Meeting of Stockholders held on June 10, 2008;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed on May 2, 2008;

•	The following Current Reports on Form 8-K filed by us with the SEC since December 31, 2007:

(1)	Current Report on Form 8-K filed on January 8, 2008;

(2)	Current Report on Form 8-K filed on March 5, 2008; and

(3)	Current Report on Form 8-K filed on April 30, 2008.

In addition, we incorporate by reference into this prospectus all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and before we have sold all of the common stock to which the prospectus relates or the offering is otherwise terminated.

We will provide, upon written or oral request, to each person, including any beneficial owner to whom a prospectus is delivered, a copy of these filings (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in any such documents) at no cost by writing to David S. Goldberg, Vice President, General Counsel and Corporate Secretary, at Union Drilling, Inc., 4055 International Plaza, Suite 610, Fort Worth, Texas 76109, or calling (817) 735-8793.

3,000,000 Shares

Common Stock

Prospectus Supplement

Jefferies & Company

June     , 2009.